December 13, 2018

Renn Fund, Inc.

470 Park Avenue South

New York, NY 10016

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as Texas counsel to Renn Fund, Inc. (the “Fund”), a Texas corporation, in connection with the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 13, 2018 (the “Registration Statement”), with respect to the registration of (i) 1,487,989 shares of Common Stock, with a par value of $1.00 per share (the “Shares”) and (ii) Rights to Purchase Common Stock (the ”Rights”; the Shares and Rights being sometimes referred to herein as the “Securities”).. You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Texas dated as of a recent date, as to the existence of the Fund (the “Certificate of Fact”);

(b)	A copy of the Fund’s Restated Articles of Incorporation, dated February 23, 1994 and all amendments thereto, on file within the office of the Secretary of State of the State of Texas (the “Articles”), as certified by the Secretary of State of the State and by an authorized officer of the Fund;

(c)	Copies of the Fund’s By-Laws and amendments thereto (the “By-Laws”) and certain resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Fund;

Morgan, Lewis & Bockius llp

1000 Lousiana Street
Suite 4000	+1.713.890.5000
Houson, TX 77002	+1.713.890.5001
United States

December 13, 2018

(d)	Statement of Franchise Tax Account Status for the Company dated the date hereof obtained through the website of the Office of the Comptroller of Public Accounts of Texas that indicates that, as of the date hereof, the Company’s right to transact business in Texas is “active” (the “Statement of Franchise Tax Account”); and

(e)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have also assumed that the Articles, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Securities and will be in full force and effect on the date of the issuance of such Securities.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents In rendering the opinion set forth in paragraph (2) relating to the Shares being validly issued, we have relied without further investigation solely on (i) the Articles and (ii) the statements in the certificate of the Chief Executive Officer of the Fund (the "Opinion Certificate") relating to the equity capitalization of the Fund. We have not undertaken any examination of the Fund’s minute books relating to meetings and written actions of the Board of Directors, (iii) the Fund’s stock ledgers, certificate books, stockholder lists, optionholder lists and list of notes (the “Capitalization Records”) and we are not in a position to verify the accuracy and completeness of such Capitalization Records.

As to any opinion below relating to the formation or existence of the Fund under the laws of the State of Texas, our opinion relies solely upon the Certificate of Fact, and the Statement of Franchise Tax Account.

We have assumed that any shares of Common Stock issued upon exercise of the Rights from time to time will not exceed the maximum authorized number of shares of Common Stock under the current Restated Articles of Incorporation of the Fund, as the same may have been amended, minus that number of shares of Common Stock that may have been issued and are outstanding, or reserved for issuance for other purposes, at such time.

This opinion is limited solely to the to the laws of the Texas Business and Commerce Code and the Texas Business Organizations Code, as applied by courts located in Texas (other than Texas securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Articles or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Fund, except for the internal substantive laws of the State of Texas, as aforesaid, we have assumed compliance by the Fund with the 1940 Act and such other laws and regulations.

December 13, 2018

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.	The Fund is a corporation validly existing under the laws of the State of Texas.

2.	The Shares, when issued and sold in accordance with the Fund’s Articles and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the State of Texas.

3.	Upon exercise of the Rights and payment of the applicable consideration (not less than the par value), the Shares issuable pursuant to the Rights will be validly issued, fully paid and non-assessable under the laws of the State of Texas.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP